The Audit Committee of the Board of Directors of the Federal Home Loan Bank of Pittsburgh (FHLBank) for 2014 was composed of five directors, one independent and four member directors. The members of the Audit Committee at December 31, 2014 were Brian A. Hudson, Bradford E. Ritchie, William C. Marsh, Lynda A. Messick, and John S. Milinovich.
The 2015 Audit Committee is comprised of five directors, two independent and three member directors. The members of the Audit Committee effective January 1, 2015 are Brian A. Hudson, Bradford E. Ritchie, Pamela C. Asbury, Glenn R. Brooks and Lynda A. Messick.
Members of the 2014 and 2015 Audit Committees are independent as defined by the Federal Housing Finance Agency.
The Audit Committee oversees the FHLBank’s financial reporting process; reviews compliance with laws, regulations, policies and procedures; and evaluates the adequacy of administrative, operating and internal accounting controls. The Audit Committee has adopted and is governed by a written charter, and has satisfied its responsibilities during 2014 in compliance with the charter. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board Rule 3526, and has discussed with the auditors their independence. There were no independence issued identified.
Based on the review and discussion referred to above, the 2015 Audit Committee recommends to the Board of Directors that the financial statements be included in the FHLBank’s 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
Brian A. Hudson, Chair
Bradford E. Ritchie, Vice Chair
Pamela C. Asbury
Glenn R. Brooks
Lynda A. Messick